EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

VolitionRx Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,950,000	$1.38	$2,691,000	$110.20 per $1,000,000	$296.55
	Total Offering Amounts				$2,691,000		$296.55
	Total Fee Offsets						$0.00
	Net Fee Due						$296.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents 1,950,000 additional shares of the registrant’s common stock reserved for issuance pursuant to the 2015 Plan.
(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for purposes of calculating the registration fee, which is the average of the high and low sales price of the registrant’s common stock as reported on the NYSE American on July 11, 2023.